Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Tel: +1.215.963.5000 Fax: +1.215.963.5001 www.morganlewis.com

September 21, 2015

Board of Directors

Manning & Napier Fund, Inc.

290 Woodcliff Drive

Fairport, NY 14450

Re:

Agreement and Plan of Reorganization, dated September 21, 2015 (the “Plan”), adopted by the Board of Directors of the Manning & Napier Fund, Inc. (the “Fund”) for the reorganization of the Fund’s Target 2010 Series (the “Acquired Series”) into the Fund’s Target Income Series (the “Surviving Series”).

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 12(e) of the Plan. You have requested our opinions as to certain U.S. federal income tax consequences of the reorganization of the Acquired Series and the Surviving Series that will consist of: (i) the transfer of all of the assets of the Acquired Series to the Surviving Series in exchange solely for shares of the Surviving Series (“Surviving Series Shares”), (ii) the assumption by the Surviving Series of all of the liabilities of the Acquired Series, and (iii) the distribution of the Surviving Series Shares to the shareholders of the Acquired Series1 in complete liquidation of the Acquired Series, all upon the terms and conditions set forth in the Plan (the “Reorganization”).

In rendering our opinions, we have reviewed and relied upon (a) the Plan, (b) certain representations concerning the Reorganization made to us by the Fund, on behalf of the Series, in a letter dated September 21, 2015 (the “Representation Letter”), (c) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, and (d) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. In our review, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by

[1]	In the distribution, Acquired Series shareholders who hold shares of the Acquired Series shares will receive shares of the Surviving Series.

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Moscow   New York   Orange County   Paris   Philadelphia   Pittsburgh   Princeton   San Francisco   Santa Monica   Silicon Valley   Singapore   Tokyo

Washington   Wilmington

Board of Directors

Manning & Napier Fund, Inc.

September 21, 2015

us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Plan or the other documents supplied to us. All terms used herein, unless otherwise defined, are used as defined in the Plan.

For purposes of our opinions, we have assumed (i) that all representations set forth in the in the Representation Letter will be true and correct in all material respects as of the Closing Date (and that any such representations made “to the best knowledge of,” “to the knowledge of,” “in the belief of,” or otherwise similarly qualified, are true and correct in all material respects without any such qualification) and (ii) that the Acquired Series and the Surviving Series, as of the Closing Date of the Reorganization, each satisfy and, following the Reorganization, the Surviving Series will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (“RIC”).

Based on the foregoing, and provided the Reorganization is carried out in accordance with the laws of Maryland, the Plan and the Representation Letter, it is our opinion that:

1.

The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Acquired Series and the Surviving Series will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.

No gain or loss will be recognized by the Acquired Series upon the transfer of all of its assets to the Surviving Series solely in exchange for Surviving Series Shares and the assumption by the Surviving Series of all of the liabilities of the Acquired Series or upon the distribution of Surviving Series Shares to shareholders of the Acquired Series.

3.

No gain or loss will be recognized by the Surviving Series upon the receipt of all of the assets of the Acquired Series solely in exchange for Surviving Series Shares and the assumption by the Surviving Series of all of the liabilities of the Acquired Series.

4.

The tax basis of the assets of the Acquired Series received by the Surviving Series will be the same as the tax basis of such assets to the Acquired Series immediately prior to the exchange, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Series upon the exchange.

Board of Directors

Manning & Napier Fund, Inc.

September 21, 2015

5.	The holding period of the assets of the Acquired Series received by the Surviving Series will include the period during which such assets were held by the Acquired Series.

6.

No gain or loss will be recognized by the shareholders of the Acquired Series upon the exchange of their shares of the Acquired Series for Surviving Series Shares (including fractional shares to which they may be entitled).

7.

The aggregate tax basis of Surviving Series Shares received by each shareholder of the Acquired Series (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Acquired Series shares exchanged immediately prior to the Reorganization.

8.

The holding period of the Surviving Series Shares received by the shareholders of the Acquired Series (including fractional shares to which they may be entitled) will include the holding period of the Acquired Series shares surrendered in exchange therefor, provided that the Acquired Series shares were held as a capital asset as of the Closing Date of the Reorganization.

9.

The Surviving Series will succeed to and take into account, as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations), the items of the Acquired Series described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

Notwithstanding the foregoing opinions, no opinion is expressed as to the effect of the Reorganization on the Acquired Series or the Surviving Series with respect to (A) any asset as to which any gain or loss may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of the Acquired Series’ taxable year or (ii) upon the transfer of an asset regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code. In addition, no opinion is expressed as to the effect of the Reorganization on any Acquired Series shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting.

Our opinions are limited solely to the Reorganization. This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It

Board of Directors

Manning & Napier Fund, Inc.

September 21, 2015

represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

Our opinions are conditioned upon the performance by the Fund, on behalf of the Surviving Series and the Acquired Series, of its undertakings in the Plan and the Representation Letter.

Our opinions are being rendered to the Fund on behalf of the Surviving Series and the Acquired Series, and may be relied upon only by the Fund, its Board of Directors, the Acquired Series, the Surviving Series, the shareholders of the Acquired Series and the Surviving Series, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP